Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD
RESULTS FOR THE 2008 SECOND QUARTER

•	2008 second quarter earnings per share were $.74, a 32% increase compared with $.56 earned in the 2007 second quarter

•	2008 first six months earnings per share were $1.42, a 39% increase compared with $1.02 earned in the 2007 first six months

•	2008 third quarter earnings per share guidance is $.75 to $.80 versus $.64 earned in the 2007 third quarter

•	2008 year earnings per share guidance increased to $2.90 to $3.00 versus $2.29 earned in 2007

Houston, Texas (July 23, 2008) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings for the second quarter ended June 30, 2008 of $40.3 million, or $.74 per share, compared with net earnings of $30.1 million, or $.56 per share, for the 2007 second quarter.  Consolidated revenues for the 2008 second quarter were a record $348.3 million, an increase of 21% over the $288.0 million reported for the 2007 second quarter.

“Our record second quarter results mark the 18th consecutive quarter that our earnings exceeded the same quarter of the previous year,” said Joe Pyne, Kirby’s President and Chief Executive Officer.  “Our marine transportation segment’s results reflected continued favorable demand in our petrochemical market, partially offset by high Mississippi River water levels.  Pricing for our transportation services continued to trend upward.  Our diesel engine services segment’s results reflected continued strong demand in our medium-speed markets.”

Kirby reported record net earnings for the 2008 first six months of $77.0 million, or $1.42 per share, compared with $54.6 million, or $1.02 per share, for the first half of 2007.  Consolidated revenues for the 2008 first six months were a record $678.8 million, a 21% increase compared with $562.2 million for the first six months of 2007.

Segment Results
Marine transportation revenues and operating income for the 2008 second quarter increased 23% and 29%, respectively, compared with the second quarter of 2007.  For the first six months of 2008, marine transportation revenues and operating income increased 24% and 36%, respectively, compared with the 2007 first six months.  The higher second quarter results reflected continued strong demand in Kirby’s petrochemical market, and although Midwest demand for black oil and refined products movements was lower, the equipment was either utilized in the Gulf Intracoastal Waterway or, in some cases, retained by customers under time charter contracts.  Operating results during the quarter were negatively affected by the costs associated with high water conditions on the Mississippi River.  Second quarter 2008 ton miles decreased 15% when compared with the 2007 second quarter, due primarily to slower transit times on the Mississippi River and changes in the trip mix between the Mississippi River and the Gulf Intracoastal Waterway.  The marine transportation operating margin was 22.0% for the 2008 second quarter compared with 21.0% for the 2007 second quarter and 21.7% for the 2008 first six months compared with 19.8% for the 2007 first half.  The improved operating margin for both comparable periods reflected increased efficiencies from the continued improvement in vessel crewing and the operation of additional towboats, higher term contract and spot market pricing, the January 1, 2008 escalators on a number of multi-year contracts and the increased percentage of time charters which protect revenues from temporary market declines and weather and navigational delays.

The diesel engine services revenues and operating income for the 2008 second quarter increased 14% and 11%, respectively, compared with the 2007 second quarter.  For the first six months of 2008, diesel engine services revenues and operating income increased 10% and 12%, respectively, compared with the 2007 first six months.  The higher results reflected continued strong service activity and direct parts sales in the medium-speed markets, offset somewhat by continued softness in the Gulf Coast oil services sector of the high-speed market.  The results also reflected the acquisition in July 2007 of Saunders Engine and Equipment Company, Inc., a high-speed diesel engine services provider.  The diesel engine services operating margin was 15.6% for the 2008 second quarter compared with 16.0% for the 2007 second quarter and 15.8% for the 2008 first six months compared with 15.6% for the 2007 first half.

Acquisition
On June 30, 2008, Kirby purchased substantially all of the assets of Lake Charles Diesel, Inc. (“Lake Charles Diesel”) for $3,334,000 in cash.  Lake Charles Diesel is a Gulf Coast high-speed diesel engine services provider operating factory-authorized full service marine dealerships for Cummins, Detroit Diesel and Volvo engines, as well as an authorized marine dealer for Caterpillar engines in Louisiana.

Outlook
Commenting on the 2008 third quarter market conditions and guidance, Mr. Pyne said, “We expect our marine transportation business levels to remain similar to the second quarter; however, we anticipate better operating conditions and an improvement in refined products demand into the Midwest.  Business levels in our diesel engine services markets are also anticipated to remain favorable, with some improvement in the oil services market as Gulf Coast offshore drilling increases.  For the 2008 third quarter, our earnings guidance is $.75 to $.80 per share, reflecting a 17% to 25% increase compared with $.64 per share for the 2007 third quarter.  For the 2008 year, we are increasing our earnings guidance to $2.90 to $3.00 per share, reflecting a 27% to 31% increase over the net earnings for the 2007 year of $2.29 per share.  We are increasing our capital spending guidance range for 2008 to $165 to $175 million, which includes approximately $90 million for the construction of new tank barges and towboats.”

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, July 24 2008, to discuss the 2008 second quarter performance as well as the outlook for the 2008 third quarter and year.  The conference call number is 888-328-2514 for domestic callers and 706-679-3262 for international callers.  The leader’s name is Steve Holcomb.  An audio playback will be available at 1:00 p.m. central time on Thursday, July 24, through 6:00 p.m. central time on Friday, August 22, by dialing 800-642-1687 for domestic and 706-645-9291 for international callers.  The conference ID number is 55357145.  The conference call can also be accessed by visiting Kirby’s homepage at http://www.kirbycorp.com/ or at http://audioevent.mshow.com/345811/.  A replay will be available on each of those web sites following the conference call.

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings is included in this press release.  This earnings press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2007 and 2006 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system.  Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

A summary of the results for the second quarter and first six months follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2008	2007	2008	2007
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$281,906	$229,745	$543,134	$438,810
Diesel engine services	66,354	58,263	135,696	123,409
	348,260	288,008	678,830	562,219
Costs and expenses:
Costs of sales and operating expenses	220,259	180,608	428,605	356,207
Selling, general and administrative	33,451	29,468	66,323	59,974
Taxes, other than on income	3,455	3,255	6,988	6,389
Depreciation and amortization	22,385	20,280	44,712	39,867
Loss (gain) on disposition of assets	(500)	62	(442)	561
	279,050	233,673	546,186	462,998

Operating income	69,210	54,335	132,644	99,221
Other expense	(329)	(55)	(586)	(205)
Interest expense	(3,508)	(5,436)	(7,290)	(10,590)

Earnings before taxes on income	65,373	48,844	124,768	88,426
Provision for taxes on income	(25,039)	(18,707)	(47,787)	(33,867)

Net earnings	$40,334	$30,137	$76,981	$54,559

Net earnings per share of common stock:
Basic	$.75	$.57	$1.44	$1.03
Diluted	$.74	$.56	$1.42	$1.02
Common stock outstanding (in thousands):
Basic	53,483	52,849	53,377	52,802
Diluted	54,281	53,731	54,169	53,662

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2008	2007	2008	2007
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings	$40,334	$30,137	$76,981	$54,559
Interest expense	3,508	5,436	7,290	10,590
Provision for taxes on income	25,039	18,707	47,787	33,867
Depreciation and amortization	22,385	20,280	44,712	39,867
	$91,266	$74,560	$176,770	$138,883

Capital expenditures	$57,758	$41,923	$106,511	$95,572
Acquisitions of businesses and marine equipment	$3,334	$2,075	$5,134	$49,392

	June 30,
	2008	2007
	(unaudited, $ in thousands)
Long-term debt, including current portion	$298,889	$383,653
Stockholders’ equity	$864,542	$695,521
Debt to capitalization ratio	25.7%	35.6%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2008	2007	2008	2007
	(unaudited, $ in thousands)

Marine transportation revenues	$281,906	$229,745	$543,134	$438,810

Costs and expenses:
Costs of sales and operating expenses	174,185	139,237	333,834	268,067
Selling, general and administrative	21,597	20,391	43,905	40,871
Taxes, other than on income	3,188	3,003	6,423	5,881
Depreciation and amortization	20,782	18,945	41,302	37,261
	219,752	181,576	425,464	352,080

Operating income	$62,154	$48,169	$117,670	$86,730

Operating margins	22.0%	21.0%	21.7%	19.8%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2008	2007	2008	2007
	(unaudited, $ in thousands)

Diesel engine services revenues	$66,354	$58,263	$135,696	$123,409

Costs and expenses:
Costs of sales and operating expenses	46,074	41,371	94,771	88,140
Selling, general and administrative	8,510	6,412	16,342	13,722
Taxes, other than income	254	191	528	435
Depreciation and amortization	1,160	965	2,594	1,891
	55,998	48,939	114,235	104,188

Operating income	$10,356	$9,324	$21,461	$19,221

Operating margins	15.6%	16.0%	15.8%	15.6%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2008	2007	2008	2007
	(unaudited, $ in thousands)

General corporate expenses	$3,800	$3,096	$6,929	$6,169
Loss (gain) on disposition of assets	$(500)	$62	$(442)	$561

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2008	2007	2008	2007

Ton Miles (in millions) (2)	3,710	4,380	7,516	8,157
Revenue/Ton Mile (cents/tm) (3)	7.2	5.0	6.9	5.1
Towboats operated (average) (4)	259	252	259	250
Delay Days (5)(5)	1,914	1,802	4,912	4,402
Average cost per gallon of fuel consumed	$3.56	$1.95	$3.13	$1.83
Tank barges:
Active			918	915
Inactive			65	50
Barrel capacities (in millions):
Active			17.5	17.4
Inactive			1.2	.9

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)	Inland marine transportation revenues divided by ton miles. Example: Second quarter 2008 inland marine revenues of $268,666,000 divided by 3,710,000,000 marine transportation ton miles = 7.2 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.